==============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                        ---------------------------



                                  FORM 8-K

                               CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                        ---------------------------




DATE OF REPORT:   FEBRUARY 20, 2003
DATE OF EARLIEST EVENT REPORTED:    FEBRUARY 20, 2003


                              COMMSCOPE, INC.
           (Exact name of registrant as specified in its charter)


       DELAWARE                      1-12929                    36-4135495
    (State or other          (Commission File Number)        (I.R.S. Employer
    jurisdiction of                                           Identification
   incorporation or                                               Number)
     organization)

                          1100 COMMSCOPE PLACE, SE
                                P.O. BOX 339
                       HICKORY, NORTH CAROLINA 28602
                  (Address of principal executive offices)




REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:         (828) 324-2200

Item 9.   Regulation FD Disclosure.
          ------------------------

     On February 20, 2003, the registrant issued a press release relating to its financial results for the fourth quarter of 2002.

     The full text of the press release is set forth below:


               COMMSCOPE REPORTS FOURTH QUARTER 2002 RESULTS
------------------------------------------------------------------------------

HICKORY, NC -- (FEBRUARY 20, 2003) CommScope, Inc. (NYSE: CTV) today announced fourth quarter results for the period ended December 31, 2002. The company reported sales of $135.9 million and a net loss of $3.5 million or $0.06 per share for the fourth quarter. The loss included after-tax equity in losses of OFS BrightWave, LLC of $0.08 per share.

For the fourth quarter of 2001, the company incurred a net loss of $1.0 million or $0.02 per share, which included after-tax equity in losses of OFS BrightWave of $0.12 per share.

CommScope's sales for the fourth quarter of 2002 were $135.9 million compared to $143.5 million in the year-ago quarter and $147.8 million in the preceding quarter. Fourth quarter domestic sales were stable year-over-year at $110.4 million primarily due to strong sales to Comcast Corporation, which merged with AT&T Broadband in November 2002. However, domestic sales declined sequentially from $120.8 million principally because of lower sales to Local Area Network (LAN) customers. International sales for the quarter were $25.5 million, compared to $27.0 million in the third quarter of 2002 and $33.4 million in the fourth quarter of 2001.

Orders booked in the fourth quarter of 2002 were equal with year-ago levels at $132.8 million.

FULL YEAR RESULTS
-----------------
CommScope reported sales of $598.5 million for 2002, compared to sales of $738.5 million in 2001. Total international sales were $111.5 million, compared to $173.3 million in the prior year. For 2002, the company incurred a net loss of $67.2 million or $1.10 per share. CommScope's 2002 results include: a) equity in losses of OFS BrightWave of $53.7 million after tax or $0.88 per share; b) impairment charges primarily related to underutilized and idle production equipment of $15.8 million after tax or $0.26 per share; and c) Adelphia bad debt charges of $13.5 million after tax or $0.22 per share.

For 2001, CommScope reported net income of $27.9 million or $0.52 per diluted share. CommScope's 2001 results include: a) impairment charges for fixed assets and investments of $9.5 million after tax or $0.18 per diluted share; b) equity in losses of OFS BrightWave of $6.9 million after tax or $0.13 per diluted share; and c) terminated acquisition charges related to the financing and formation of the original joint venture arrangement with The Furukawa Electric Company Ltd. of $5.0 million after tax or $0.09 per diluted share.

"Amid one of the toughest business environments in our history, we believe that we made solid progress positioning CommScope for a market recovery and long-term opportunity," said Frank M. Drendel, CommScope Chairman and Chief Executive Officer. "During 2002, we lowered our cost structure, generated more than $100 million in cash flow from operations and strengthened our market position in fiber optic cable for HFC applications. We also believe we enhanced our strategic relationship with OFS and Furukawa.

"Despite these challenging times, we believe in the power of broadband," noted Drendel. "Our customers have made significant strides delivering digital video, voice and high-speed data services to consumers around the globe. We are also confident in our ability to provide cutting-edge cable technology, which enables broadband service."

OFS BRIGHTWAVE RESULTS
----------------------
OFS BrightWave's performance improved but continues to reflect the extremely difficult global business conditions for optical fiber and fiber optic cable. During the fourth quarter of 2002, OFS BrightWave had revenues of $27.2 million, a negative gross profit of $23.4 million and a net loss of $38.9 million.

For the full year 2002, OFS BrightWave had revenues of $97.1 million, a negative gross profit of $170.9 million and a net loss of $431.5 million. OFS BrightWave's full year results included significant charges related to the write off of goodwill, impairment of fixed assets, restructuring and cost reduction.

CommScope recorded after-tax charges of $4.5 million or $0.08 per share in the quarter and $53.7 million or $0.88 per share in 2002 for equity in losses of OFS BrightWave related to the company's minority investment in this venture. The company acquired an 18.4% ownership interest in OFS BrightWave, an optical fiber and fiber cable venture between CommScope and Furukawa, during the fourth quarter of 2001 and CommScope is reporting results using the equity method of accounting for this investment.

CASH FLOW AND LIQUIDITY
-----------------------
Net cash provided by operating activities was $31.7 million for the fourth quarter and $103.8 million for calendar year 2002. Capital expenditures were $14.3 million in the quarter and included $12.8 million for the purchase of a previously-leased corporate office building. Capital expenditures for calendar year 2002 were $22.6 million.

CommScope ended the year with $120.1 million in cash and cash equivalents, up from $61.9 million at the end of 2001. Other important transactions that affected cash during the fourth quarter were:

o A $13.2 million repurchase of 2,543,100 shares of CommScope stock at $5.20 per share from Lucent Technologies Inc. Lucent had acquired CommScope common stock in connection with CommScope's investment in OFS BrightWave in November 2001.

o    A $10.4 million repayment of a eurodollar loan.

o A $6.1 million advance to OFS BrightWave under an existing $30 million revolving credit facility. As of December 31, 2002, OFS BrightWave owed CommScope $30 million under this facility.

The company also recently announced that it entered into a new $100 million senior secured revolving credit facility for future liquidity, working capital needs and other general corporate purposes. CommScope has not borrowed under this facility.

OTHER FOURTH QUARTER 2002 HIGHLIGHTS
------------------------------------
o Domestic Broadband/Video sales for the fourth quarter rose 8% year over year primarily because of a substantial increase in sales to Comcast as well as an increase in sales of fiber optic cable products. These increases were somewhat offset by lower sales to Adelphia Communications and Charter Communications. Comcast, on a combined basis with AT&T Broadband, represented roughly 30% of total company sales for the quarter and about 20% of total company sales for calendar year 2002.

o During 2002, CommScope believes it enhanced its fiber optic cable market position for HFC applications despite lower overall sales and ongoing pricing pressure. The company believes its progress resulted from its strong service model and its new LightScope ZWP (TM) fiber optic cables, which are based upon technologically advanced optical fibers from OFS. Sales of fiber optic cable, primarily for broadband applications, represented more than 10% of CommScope's total sales for the quarter and the year.

o International sales continue to reflect the difficult global business environment. Worldwide Broadband/Video sales decreased 2% sequentially and 1% year over year to $117.9 million for the fourth quarter. For calendar year 2002, worldwide Broadband/Video sales were $496.5 million and total international sales were $111.5 million.

o LAN sales decreased 7% year over year to approximately $14.1 million for the fourth quarter. Consistent with the previous year, LAN sales declined sequentially primarily because of year-end inventory reductions by distributors and difficult market conditions. For calendar year 2002, LAN sales were $81.2 million.

o Wireless and Other Telecom sales rose slightly sequentially to $3.9 million. For calendar year 2002, Wireless and Other Telecom sales were $20.8 million.

o Total company gross margin for the fourth quarter was 19.4% compared to 18.3% in the third quarter of 2002. Despite lower sales volume, gross margin rose sequentially primarily because of the positive impact of previously announced cost reduction actions. For calendar year 2002, gross margin was 20.1%, compared to 24.3% for 2001.

OUTLOOK
-------
"Looking ahead to the seasonally slow first quarter, the company expects sales to be in the $120-$130 million range and gross margin in the 18-19% range," said Jearld L. Leonhardt, Executive Vice President and Chief Financial Officer.

"Despite GAAP losses that included significant non-cash charges during 2002, CommScope achieved strong free cash flow (cash from operations less capital expenditures) due in part to working capital improvements and lower capital spending," noted Leonhardt. "While forecasting remains difficult due to business conditions, we expect another year of restrained capital expenditures and believe we can generate modest free cash flow during 2003."

CONFERENCE CALL INFORMATION
---------------------------
CommScope, Inc. (NYSE: CTV) will host a conference call to review fourth quarter results at 5:00 p.m. Eastern Time today. You are invited to listen to the conference call or live webcast with Frank Drendel, Chairman and CEO; Brian Garrett, President and COO; and Jearld Leonhardt, Executive Vice President and CFO.

To participate in the conference call, domestic and international callers should dial 212-896-6017. Please plan to dial in 10-15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the conference call will also be available via the Internet at: http://www.firstcallevents.com/service/ajwz373633737gf12.html

If you are unable to participate on the call and would like to hear a replay, you may dial 800-633-8284. International callers should dial 402-977-9140 for the replay. The replay ID is 21117162. The replay will be available through Saturday, February 22. A webcast replay will also be archived for a limited period of time following the conference call via the Internet on CommScope's web site (http://www.commscope.com).

CommScope is the world's largest manufacturer of broadband coaxial cable for Hybrid Fiber Coaxial (HFC) applications and a leading supplier of high-performance fiber optic and twisted pair cables for LAN, wireless and other communications applications. Through its relationship with OFS, CommScope has an ownership interest in one of the world's largest producers of optical fiber and cable and has access to a broad array of connectivity components as well as technologically advanced optical fibers, including the zero water peak optical fibers used in the production of the LightScope ZWP (TM) family of products.

(Minimum requirements to listen to the broadcast and replay on the
Internet: The Windows Media Player software, downloadable free from http://www.microsoft.com/windows/windowsmedia/EN/default.asp, and at least a 28.8Kbps connection to the Internet. If you experience problems listening to the broadcast, send an email to webcastsupport@tfprn.com.)

This press release contains forward-looking statements regarding sales, outlook and expectations for CommScope and OFS BrightWave that are based on information currently available to management, management's beliefs and a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, which could cause the actual results to differ materially from those currently expected. The potential risks and uncertainties that could cause actual results to differ materially include, but are not limited to, expected demand from Comcast Corporation and other major domestic MSOs, telecommunications industry capital spending; industry consolidation; ability of our customers to secure adequate financing to fund their infrastructure projects or to pay us; industry excess capacity; changes or fluctuations in global economic conditions; financial performance of OFS BrightWave; competitive pricing and acceptance of our products; our ability to obtain financing and capital on commercially reasonable terms; covenant restrictions imposed on us by our revolving credit facility; possible future impairment charges; changes in cost and availability of key raw materials; successful operation of bimetals manufacturing and other vertical integration activities; successful expansion and related operation of our facilities; developments in technology; intellectual property protection; industry competition and the ability to retain customers; regulatory changes affecting our industries; acquisition activities; possible disruption due to customer or supplier bankruptcy reorganization or restructuring; terrorist activity or armed conflict and other factors. For a more detailed description of factors that could cause such a difference, please see CommScope's filings with the Securities and Exchange Commission. In providing forward-looking statements, the Company does not intend, and is not undertaking any duty or obligation, to update these statements as a result of new information, future events or otherwise.

CONTACTS:
PHIL ARMSTRONG                           BETSY LAMBERT, APR
INVESTOR RELATIONS                       MEDIA RELATIONS
(828) 323-4848                           (828) 323-4873

                                 ##########


                              COMMSCOPE, INC.

                   Consolidated Statements of Operations
           (Unaudited -- In thousands, except per share amounts)


                                               Three Months Ended        Twelve Months Ended
                                                   December 31,              December 31,
                                             -----------------------  -----------------------
                                                2002        2001         2002        2001
                                             ----------- -----------  ----------- -----------
Net sales                                    $  135,883  $  143,537   $  598,467  $  738,498
                                             ----------- -----------  ----------- -----------

Operating costs and expenses:
   Cost of sales                                109,552     108,945      477,912     558,854
   Selling, general and administrative           21,915      21,959      104,716      83,523
   Research and development                       1,306       1,658        6,153       7,117
   Amortization of goodwill                           -       1,341            -       5,365
   Terminated acquisition costs                       -      (1,331)           -       7,963
   Impairment charges for fixed assets
     and investments                                  -         187       25,096      12,802
                                             ----------- -----------  ----------- -----------
      Total operating costs and expenses        132,773     132,759      613,877     675,624
                                             ----------- -----------  ----------- -----------

Operating income (loss)                           3,110      10,778      (15,410)     62,874
Other income (expense), net                         110         412          861        (191)
Interest expense                                 (2,354)     (2,212)      (9,214)     (8,497)
Interest income                                     773         358        2,475       1,027
                                             ----------- -----------  ----------- -----------

Income (loss) before income taxes and equity
   in losses of OFS BrightWave, LLC               1,639       9,336      (21,288)     55,213
Provision for income tax benefit (expense)         (607)     (3,451)       7,858     (20,426)
                                             ----------- -----------  ----------- -----------

Income (loss) before equity in losses of
   OFS BrightWave, LLC                            1,032       5,885      (13,430)     34,787
Equity in losses of OFS BrightWave, LLC          (4,483)     (6,922)     (53,722)     (6,922)
                                             ----------- -----------  ----------- -----------

Net income (loss)                            $   (3,451) $   (1,037)  $  (67,152) $   27,865
                                             =========== ===========  =========== ===========


Net income (loss) per share:

   Basic                                     $    (0.06) $    (0.02)  $    (1.10)  $    0.53
   Assuming dilution                         $    (0.06) $    (0.02)  $    (1.10)  $    0.52

Weighted average shares outstanding:

   Basic                                         59,468      56,573       61,171      52,692
   Assuming dilution (a)                         59,468      56,573       61,171      53,500


(a)  Calculation of weighted average shares
     outstanding, assuming dilution:

      Weighted average shares, basic             59,468      56,573       61,171      52,692
      Dilutive effect of stock options*               -           -            -         808
                                             ----------- -----------  ----------- -----------
        Weighted average shares, assuming
        dilution                                 59,468      56,573       61,171      53,500
                                             =========== ===========  =========== ===========


* For the three months and twelve months ended December 31, 2002 and the three months ended December 31, 2001, stock options were antidilutive as a result of the net losses during the respective periods, and were therefore excluded from the calculation of net loss per share, assuming dilution.


                              COMMSCOPE, INC.
                        CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                           (Unaudited)
                                                           December 31,  December 31,
                                                              2002          2001
                                                           ------------  ------------
                                    ASSETS

Cash and cash equivalents                                  $   120,102   $    61,929
Accounts receivable, less allowance for doubtful
  accounts of $11,811 and $12,599, respectively                 64,787       105,402
Inventories                                                     36,254        47,670
Prepaid expenses and other current assets                       20,737        12,724
Deferred income taxes                                           16,579        18,143
                                                           ------------  ------------
      Total current assets                                     258,459       245,868

Property, plant and equipment, net                             229,515       277,169
Goodwill, net of accumulated amortization of
   $59,536 and $59,493, respectively                           151,334       151,307
Other intangibles, net of accumulated amortization of
   $39,930 and $37,421, respectively                             8,835        11,344
Deferred income taxes                                            3,572            --
Investment in and advances to OFS BrightWave, LLC              111,528       196,860
Other assets                                                     9,425         6,457
                                                           ------------  ------------

      Total Assets                                         $   772,668   $   889,005
                                                           ============  ============

                    LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                                           $    18,483   $    16,339
Other accrued liabilities                                       26,005        27,753
Current portion of long-term debt                                   --         2,651
                                                           ------------  ------------
      Total current liabilities                                 44,488        46,743

Long-term debt, less current portion                           183,300       191,918
Deferred income taxes                                               --        22,899
Other noncurrent liabilities                                    27,345        20,931
                                                           ------------  ------------
      Total Liabilities                                        255,133       282,491

Commitments and contingencies

Stockholders' Equity:

   Preferred stock, $.01 par value; Authorized shares:
     20,000,000; Issued and outstanding shares:
     None at December 31, 2002 and 2001                             --            --
   Common stock, $.01 par value; Authorized shares:
     300,000,000; Issued and outstanding shares,
     including treasury stock: 61,762,667 at
     December 31, 2002; 61,688,256 at December 31, 2001            618           617
   Additional paid-in capital                                  383,541       381,823
   Retained earnings                                           161,515       228,667
   Accumulated other comprehensive loss                        (14,915)       (4,593)
   Treasury stock, at cost: 2,543,100 shares at
     December 31, 2002                                         (13,224)           --
                                                           ------------  ------------
      Total Stockholders' Equity                               517,535       606,514
                                                           ------------  ------------

      Total Liabilities and Stockholders' Equity           $   772,668   $   889,005
                                                           ============  ============


                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

     Dated: February 20, 2003

                                   COMMSCOPE, INC.


                                   By: /s/ Frank B. Wyatt, II
                                       -------------------------------------
                                       Frank B. Wyatt, II
                                       Senior Vice President, General Counsel
                                       and Secretary